EXHIBIT 10.1
EMPLOYMENT AGREEMENT
     This Employment Agreement (the “Agreement”) is made by and between WINTRUST FINANCIAL CORPORATION (“Employer” or “Wintrust” ), a bank holding company, and THOMAS P. ZIDAR, an individual resident in the State of Illinois (“Executive”) as of June 6, 2006.
WITNESSETH THAT:
     WHEREAS, Employer is engaged in the business of general banking;
     WHEREAS, Executive has particular expertise and knowledge concerning the business of Employer and its operations and is a valued member of Employer’s senior management;
     WHEREAS, by virtue of Executive’s employment with Employer, Executive will become acquainted with certain confidential information regarding the services, customers, methods of doing business, strategic plans, marketing, and other aspects of the business of Employer, Wintrust or its Affiliates;
     WHEREAS, Employer and Executive desire to state and set forth in this Agreement the terms, conditions and obligations of the parties with respect to such employment effective as of the date first written above (the “Effective Date”) and this Agreement is intended by the parties to supersede all previous agreements and understanding, whether written or oral, concerning such employment.
     NOW THEREFORE, in consideration of the covenants and agreements contained herein, of Executive’s employment, of the compensation to be paid by Employer for Executive’s services, and of Employer’s other undertakings in this Agreement, the parties hereto do hereby agree as follows:
     1. Scope of Employment. Executive will be employed as Executive Vice President/Market Head-Wealth Management of Employer and shall perform such duties as may be assigned to Executive by the Chief Executive Officer of and the Board of Directors of Employer in such position. Executive agrees that during Executive’s employment Executive will be subject to and abide by the written policies and practices of Employer and Wintrust. Executive also agrees to assume such new or additional positions and responsibilities as Executive may from time to time be assigned for or on behalf of Employer, Wintrust, or any Affiliate of Wintrust. Notwithstanding the foregoing, during the Term (as defined in Section 8 herein) of this Agreement, Executive will not be required without Executive’s consent to move Executive’s principal business location to another location more than a 35 mile radius from Executive’s principal business location. For purposes of this Agreement, the term “Affiliate” shall include but not be limited to the entities listed in Exhibit A to this Agreement and any subsidiary of any of such entities and shall further include any present or future affiliate of any of them as defined by the rules and regulations of the Federal Reserve Board. In the event Executive shall perform services for Wintrust or any Affiliate in addition to serving as Executive Vice President/Market Head-Wealth Management of Employer, the provisions of this Agreement shall also apply to the performance of such services by Executive on behalf of Wintrust or any Affiliate.
     2. Compensation and Benefits. Executive will be paid such base salary as may from time to time be agreed upon between Executive and Employer. Executive will be entitled to coverage under such compensation plans, insurance plans and other fringe benefit plans and programs as may from time to time be established for employees of Wintrust and its Affiliates in accordance with the terms and conditions of such plans and programs. Executive shall also be eligible to participate in the Wintrust 1997 Stock Incentive Plan or any successor Plan thereto.
     3. Extent of Service. Executive shall devote Executive’s entire time, attention and energies to the business of Employer during the Term of this Agreement; but this shall not be construed as preventing Executive from (a) investing Executive’s personal assets in such form or manner as will not require any services on the part of Executive in the operation or the affairs of the corporations, partnerships and other entities in which such investments are made and in which Executive’s participation is solely that of an investor (subject to any and all rules and regulations of applicable banking regulators or policies of the Employer governing transactions with affiliates and ownership interests in customers); (b) engaging (whether or not during normal business hours) in any other business, professional or civic activities provided that the Board of Directors of Employer approves of such activities and Executive’s engagement does not result in a violation of Executive’s covenants under this Section or Sections 4 or 5 hereof; or (c) accepting appointments to the boards of directors of other companies provided that the Board of Directors of Employer approves of such appointments and Executive’s performance of Executive’s duties on such boards does not result in a violation of Executive’s covenants under this Section or Sections 4 and 5 hereof.
     4. Competition. Other than in connection with Executive’s performance of Executive’s duties hereunder, (i) during the period in which Executive performs services for Employer and (ii) for a period of six months after termination of the Agreement as a result of either Wintrust or the Executive not extending the contract as provided in Section 8 or (iii) for a period of two years after termination of Executive’s employment with Employer, regardless of the reason other than for termination in conjunction with a Change-of-Control as outlined in Section 9(f) or non-extension of this Agreement by either Wintrust or the Executive, Executive shall not directly or indirectly, either alone or in conjunction with any other person, firm, association, company or corporation:
          (a) serve as an owner, principal, senior manager, or in a position comparable to that held by Executive at any time during Executive’s employment with Employer, for a bank or other financial institution (or any branch or affiliate thereof) which offers to its customers commercial and community banking and/or trust and investment services, and which is located within ten miles of the principal office or any branch office of the Employer;
          (b) solicit or conduct business which involves commercial and community banking and/or trust and investment services with any person, corporation or other entity which was (i) a customer of the Employer, Wintrust or any other Affiliate of Wintrust with whom Executive had direct or indirect contact while employed by Employer or about whom Executive obtained Confidential Information during the fifteen months prior to the termination of

Executive’s employment with Employer, or (ii) a potential customer with whom Employer, Wintrust, or any Affiliate has, at the time of Executive’s termination of employment with Employer, an outstanding oral or written proposal to provide commercial and community banking and/or trust and investment services and with whom Executive had direct or indirect contact while employed by Employer;
          (c) request, advise or directly or indirectly invite any of the existing customers, suppliers or service providers of Employer, Wintrust or any other Affiliate of Wintrust to withdraw, curtail or cancel its business with Employer, Wintrust or any other Affiliate of Wintrust, other than through mass mailings or general advertisements not specifically directed at customers of Employer, Wintrust or any Affiliate;
          (d) hire, solicit, induce or attempt to solicit or induce any employee, consultant, or agent of Employer, Wintrust or any other Affiliate of Wintrust (i) to terminate his employment or association with Employer or (ii) to become employed by or serve in any capacity by a bank or other financial institution which operates or is planned to operate at any facility which is located within a ten mile radius of the principal office or any branch office of the Employer; or
          (e) in any way participate in planning or opening a bank or other financial institution which is located or will be located within a ten mile radius of the principal office or any branch office of the Employer. For the purposes of this Agreement, in the event Executive’s geographic area of responsibility as specified herein shall change during employment with Employer, or as the result of performing services for Wintrust or any Affiliate of Wintrust, the Executive’s obligation stated in Sections 4(a), 4(d)(ii) and 4(e) shall apply to a ten mile radius of Executive’s revised geographic area of responsibility.
     Notwithstanding the foregoing, (a) Executive shall not be prevented from: (i) investing or owning shares of stock of any corporation engaged in any business provided that such shares are regularly traded on a national securities exchange or any over-the-counter market; (ii) retaining any shares of stock in any corporation which Executive owned prior to the date of Executive’s employment with Employer (subject to any and all rules and regulations of applicable banking regulators or policies of the Employer governing transactions with affiliates and ownership interests in customers); or (iii) investing as a limited partner (without decision-making authority) in any private equity fund, provided that Executive’s involvement in such investment is solely that of a passive investor (subject to any and all rules and regulations of applicable banking regulators or policies of the Employer governing transactions with affiliates and ownership interests in customers), and (b) Executive shall not be in violation of Sections 4(a) or 4(e) of this Agreement if, during the two-year period following termination of employment Executive accepts employment or invests in a bank or other financial institution which is within a 10 mile radius of the principal offices or any branch office of Wintrust or any Affiliate of Wintrust (other than Employer) as long as such facility is not within a ten mile radius of the principal office or any branch office of the Employer.
     5. Confidential Information. Executive acknowledges that, during Executive’s employment with Employer, Executive has and will obtain access to Confidential Information of and for Employer, Wintrust or its Affiliates. For purposes of this Agreement, “Confidential

Information” shall mean information not generally known or available without restriction to the trade or industry, including, without limitation, the following categories of information and documentation: (a) documentation and information relating to lending customers of Employer, Wintrust or any Affiliate, including, but not limited to, lists of lending clients with their addresses and account numbers, credit analysis reports and other credit files, outstanding loan amounts, repayment dates and instructions, information regarding the use of the loan proceeds, and loan maturity and renewal dates; (b) documentation and information relating to depositors of Employer, Wintrust or any Affiliate, including, but not limited to, lists of depositors with their addresses and account numbers, amounts held on deposit, types of depository products used and the number of accounts per customer; (c) documentation and information relating to trust customers of Employer, Wintrust or any Affiliate, including, but not limited to, lists of trust customers with their addresses and account numbers, trust investment management contracts, identity of investment managers, trust corpus amounts, and grantor and beneficiary information; (d) documentation and information relating to investment management clients of Employer, Wintrust or any Affiliate, including, but not limited to, lists of investors with their addresses, account numbers and beneficiary information, investment management contracts, amount of assets held for management, and the nature of the investment products used; (e) the identity of actual or potential customers of Employer, Wintrust or any Affiliate, including lists of the same; (f) the identity of suppliers and service providers of Employer, Wintrust or any Affiliate, including lists of the same and the material terms of any supply or service contracts; (g) marketing materials and information regarding the products and services offered by Employer, Wintrust or any Affiliate and the nature and scope of use of such marketing materials and product information; (h) policy and procedure manuals and other materials used by Employer, Wintrust or any Affiliate in the training and development of its employees; (i) identity and contents of all computer systems, programs and software utilized by Employer, Wintrust or any Affiliate to conduct its operations and manuals or other instructions for their use; (j) minutes or other summaries of Board of Directors or other department or committee meetings held by Employer, Wintrust or any Affiliate; (k) the business and strategic growth plans of Employer, Wintrust or any Affiliate; and (l) confidential communication materials provided for shareholders of Employer, Wintrust or any Affiliate. Absent prior authorization by Employer or as required in Executive’s duties for Employer, Executive will not at any time, directly or indirectly, use, permit the use of, disclose or permit the disclosure to any third party of any such Confidential Information to which Executive will be provided access. These obligations apply both during Executive’s employment with Employer and shall continue beyond the termination of Executive’s employment and this Agreement.
     6. Inventions. All discoveries, designs, improvements, ideas, and inventions, whether patentable or not, relating to (or suggested by or resulting from) products, services, or other technology of Employer, Wintrust or any Affiliate or relating to (or suggested by or resulting from) methods or processes used or usable in connection with the business of Employer, Wintrust or any Affiliate that may be conceived, developed, or made by Executive during employment with Employer (hereinafter “Inventions”), either solely or jointly with others, shall automatically become the sole property of Employer, Wintrust or an Affiliate. Executive shall immediately disclose to Employer all such Inventions and shall, without additional compensation, execute all assignments and other documents deemed necessary to perfect the property rights of Employer, Wintrust or any Affiliate therein. These obligations shall continue beyond the termination of Executive’s employment with respect to Inventions conceived, developed, or made by Executive during employment with Employer. The provisions of this Section 6 shall not apply to any Invention for which no equipment, supplies, facility, or trade secret information of Employer, Wintrust or any Affiliate is used by Executive and which is developed entirely on Executive’s own time, unless (a) such Invention relates (i) to the business of Employer, Wintrust or an Affiliate or (ii) to the actual or demonstrably anticipated research or development of Employer, Wintrust or an Affiliate, or (b) such Invention results from work performed by Executive for Employer.
     7. Remedies. Executive acknowledges that compliance with the terms of this Agreement is necessary to protect the Confidential Information and goodwill of Employer, Wintrust and its Affiliates and that any breach by Executive of this Agreement will cause continuing and irreparable injury to Employer, Wintrust and its Affiliates for which money damages would not be an adequate remedy. Executive acknowledges that Wintrust and all other Affiliates are and are intended to be third party beneficiaries of this Agreement. Executive acknowledges that Employer, Wintrust and any Affiliate shall, in addition to any other rights or remedies they may have, be entitled to injunctive relief for any breach by Executive of any part of this Agreement. This Agreement shall not in any way limit the remedies in law or equity otherwise available to Employer, Wintrust and its Affiliates.
     8. Term of Agreement. Unless terminated sooner as provided in Section 9, the initial term of Executive’s employment pursuant to this Agreement (“Initial Term”) shall be three years, commencing on the date of this Agreement. After such Initial Term, this Agreement shall be extended automatically for successive one-year terms, unless either Executive or Employer gives contrary written notice not less than 60 days in advance of the expiration of the Initial Term or any succeeding term of this Agreement or unless terminated sooner as provided in Section 9. Notwithstanding the foregoing, if at any time during the Initial Term or any successive one-year term there is a Change in Control of Employer (as defined in Section 9(f)), then upon the first occurrence of such a Change in Control, the Initial Term or the successive one-year term of this Agreement (whichever is in effect as of the date of the Change in Control) shall automatically extend for the greater of: (a) the amount of time remaining on Executive’s Initial Term of employment if such first occurrence of a Change in Control occurs during the Initial Term, or (b) two years from the date of such first occurrence of a Change in Control. In the event that Executive’s Initial Term or successive one-year term is extended due to such a Change in Control, such extension shall further be extended automatically for successive one-year terms unless either Executive or Employer gives contrary written notice not less than 60 days in advance of the expiration of the extension of this Agreement or unless terminated sooner as provided in Section 9. The Initial Term, together with any extension thereof in accordance with this Section 8, shall be referred to herein as the “Term.”

     9. Termination of Employment.
          (a) General Provisions. Executive’s employment may be terminated by Employer at any time for any reason, with or without cause, and, except as otherwise provided in this Section 9, any and all of Employer’s obligations under this Agreement shall terminate, other than Employer’s obligation to pay Executive, within 30 days of Executive’s termination of employment, the full amount of any earned but unpaid base salary and accrued but unpaid vacation pay earned by Executive pursuant to this Agreement through and including the date of termination and to observe the terms and conditions of any plan or benefit arrangement which, by its terms, survives such termination of Executive’s employment. The payments to be made under this Section 9(a) shall be made to Executive, or in the event of Executive’s death, to such beneficiary as Executive may designate in writing to Employer for that purpose, or if Executive has not so designated, then to the spouse of Executive, or if none is surviving, then to the estate of Executive. Notwithstanding the foregoing, termination of employment shall not affect the obligations of Executive that, pursuant to the express provisions of this Agreement, continue in effect.
          (b) Termination Due to Death.
               (i) Payment. If Executive should die during the Term of this Agreement, which event shall result in the termination of Executive’s employment, Employer shall pay Executive an amount equal to two times (2x) the sum of (A) Executive’s base annual salary in effect at the time of Executive’s death plus (B) an amount equal to any Cash Bonus amounts paid to Executive during the twelve-month period prior to Executive’s death and any Stock Bonus amounts awarded or granted to Executive during the twelve-month period prior to Executive’s death, in a lump sum within 30 days following the date of Executive’s death. For the purposes of this Agreement, “Cash Bonus” shall mean any cash bonus amounts that are included in Executive’s annual bonus plan, as approved in writing by Employer’s Board of Directors or the Compensation Committee or any successor committee of Employer’s Board of Directors. For the purposes of this Agreement, “Stock Bonus” shall mean any restricted shares that are included in Executive’s annual bonus plan, as approved in writing by the Employer’s Board of Directors or the Compensation Committee or any successor committee of Employer’s Board of Directors. Any bonuses (whether in cash or in the form of restricted shares) that are not included in such annual bonus plan shall not be considered to be Cash Bonus amounts or Stock Bonus awards for purposes of this Agreement. The value of the Stock Bonus amounts shall be determined as of the date they are awarded or granted to Executive.
               (ii) Reduction of Payment Due To Life Insurance Benefits. The amount to be paid to Executive pursuant to this Section 9(b) shall be reduced by the amount of any life insurance benefit payments paid or payable to Executive from policies of insurance maintained and/or paid for by Employer or Wintrust; provided that in the event the life insurance benefits exceed the amount to be paid to Executive pursuant to this Section 9(b), Executive shall remain entitled to receive the excess life insurance payments. The Executive will cooperate with the Employer or Wintrust in order to enable the Employer or Wintrust to pay for a policy or policies of life insurance on the life of the Executive. To the extent that the Executive is not insurable or a life insurance policy is not reasonably obtainable, then the payments due under this Section 9(b) shall be reduced by 50%.

               (iii) Beneficiary. The payments to be made under this Section 9(b) shall be made to such beneficiary as Executive may designate in writing to Employer for that purpose, or if Executive has not so designated, then to the spouse of Executive, or if none is surviving, then to the estate of Executive.
          (c) Termination Due to Permanent Disability.
               (i) Payment. If Executive should suffer a permanent disability during the Term of this Agreement, Employer shall have the right to terminate Executive’s employment. In such event, Employer shall pay Executive an amount equal to two times (2x) the sum of (A) Executive’s base annual salary in effect at the time of Executive’s permanent disability plus (B) an amount equal to any Cash Bonus amounts paid to Executive during the twelve-month period prior to Executive’s permanent disability and any Stock Bonus amounts awarded or granted to Executive during the twelve-month period prior to Executive’s permanent disability. Such amount shall be paid to Executive ratably over a 24-month period beginning on the first payroll period following such termination and on each payroll period thereafter during the 24-month period. For the purposes of this Agreement, “permanent disability” means any mental or physical illness, disability or incapacity that renders Executive unable to perform Executive’s duties hereunder where (x) such permanent disability has been determined to exist by a physician selected by Employer or (y) Employer has reasonably determined, based on such physician’s advice, that such disability will continue for 180 days or more within any 365-day period, of which at least 90 days are consecutive. Executive shall cooperate in all respects with Employer if a question arises as to whether he has become disabled (including, without limitation, submitting to an examination by a physician or other health care specialist selected by Employer and authorizing such physician or other health care specialist to discuss Executive’s condition with Employer).
               (ii) Reduction of Payment Due To Long Term Disability Insurance Benefits. The amount to be paid to Executive pursuant to this Section 9(c) shall be reduced by the amount of any long-term disability benefit payments paid or payable to Executive during such payment period from policies of insurance maintained and/or paid for by Employer or Wintrust; provided that in the event the long-term disability benefits exceed the amount to be paid to Executive pursuant to this Section 9(c), Executive shall remain entitled to receive the excess long-term disability insurance payments.
               (iii) Reduction of Payment Due To Earned Income. The amount to be paid to Executive under this Section 9(c) shall also be reduced by any income earned by Executive, whether paid to Executive immediately or deferred until a later date, during the applicable Severance Pay period from employment of any sort, including without limitation full, part time or temporary employment or work as an independent contractor or as a consultant; provided that, if Executive was a member of the board of directors of another company at the time of Executive’s termination, the amount of Severance Pay under this Section 9(c) shall not be reduced by any income earned by Executive during the applicable Severance Pay period due to Executive’s continued service in such capacity. Notwithstanding the foregoing, Executive’s Severance Pay to be paid under this Section 9(c) shall be not less than an amount to provide Executive with a gross monthly payment of $8,333.34 during the 24-month Severance Pay period. Executive agrees to promptly notify Employer if Executive obtains employment of any sort during the applicable Severance Pay period and to provide Employer with a copy of any W-2 or 1099 forms or other payroll or income records and a summary of contributions received under any deferred compensation arrangement.
               (iv) Continued Participation In Benefit Plans. In the event of termination due to a permanent disability, Executive’s or Executive’s dependents’ participation in any medical, health, accident, disability, death, life insurance or similar plan in which Executive was participating immediately prior to termination shall continue (to the extent Executive and Executive’s dependents are eligible to participate in such plans pursuant to the terms of such plans) for the period in which payments are being made under this Section 9(c) at Employer’s or Wintrust’s expense (subject to any normal employee contributions, if any), although any continuation of health coverage shall count toward the “COBRA” continuation of coverage period.
          (d) Termination Without Cause.
               (i) Payment. In the event Executive’s employment is terminated without Cause (as such term is defined in Section 9(h) hereof) by Employer during the Term of this Agreement, other than upon the expiration of the Term of this Agreement, Employer shall pay Severance Pay to Executive in the amount equal to two times (2x) the sum of (A) Executive’s base annual salary in effect at the time of Executive’s termination plus (B) an amount equal to any Cash Bonus amounts paid to Executive during the twelve-month period prior to termination and any Stock Bonus amounts awarded or granted to Executive during the twelve-month period prior to termination. Severance Pay under this Section 9(d) shall be paid ratably over a 24-month period beginning on the first payroll period following such termination and on each payroll period thereafter during such Severance Pay period. In addition to the payment due to the Executive as outlined in the prior sentences of this Section 9(d), the Executive will be entitled to a payment of his annual performance bonus on a prorated basis for the period of the fiscal year for which the Executive performed services prior to termination with such payment to be made in a lump sum within 30 days following the date of Executive’s termination; however, notwithstanding any other provisions of this Agreement, this prorated bonus will not be included in the Cash Bonus or Stock Bonus calculation for purposes of the payment outlined elsewhere in this Section 9(d).
               (ii) Reduction of Payment Due To Earned Income. The amount of Severance Pay under this Section 9(d) shall also be reduced by any income earned by Executive, whether paid to Executive immediately or deferred until a later date, during the applicable Severance Pay period from employment of any sort, including without limitation full, part time or temporary employment or work as an independent contractor or as a consultant; provided that, if Executive was a member of the board of directors of another company at the time of Executive’s termination, the amount of Severance Pay under this Section 9(d) shall not be reduced by any income earned by Executive during the applicable Severance Pay period due to Executive’s continued service in such capacity. Notwithstanding the foregoing, Executive’s Severance Pay to be paid under this Section 9(d) shall not be less than an amount to provide Executive with a gross monthly payment of $8,333.34 during the 24-month Severance Pay period. Executive agrees to promptly notify Employer if Executive obtains employment of any sort during the applicable Severance Pay period and to provide Employer with a copy of any W-2 or 1099 forms or other payroll or income records and a summary of any contributions received under any deferred compensation arrangement.
               (iii) Company-Paid Health Insurance. In the event of Executive’s termination pursuant to this Section 9(d), from the termination date through the earliest of (A) the expiration of the maximum period of COBRA coverage, (B) the date on which Executive becomes eligible for coverage under another group health insurance plan with no pre-existing condition limitation or exclusion, or (C) the date on which Executive becomes entitled to benefits under Medicare, Executive (and any qualified dependents) shall be entitled to group health insurance coverage under the Employer’s group health insurance plan for employees (as such plan is then in effect and as it may be amended at any time and from time to time during the period of coverage) in which Executive was participating immediately prior to termination, at Employer’s expense, subject to any normal employee contributions, if any. The period during which Executive is being provided with health insurance under this Agreement shall be credited against Executive’s period of COBRA coverage, if any. Executive shall promptly notify Employer if, prior to the expiration of the maximum period of COBRA coverage, Executive becomes eligible for coverage under another group health plan with no pre-existing condition limitation or exclusion or Executive becomes entitled to benefits under Medicare.
          (e) Constructive Termination.
               (i) Payment. If Executive suffers a Constructive Termination during the Term of this Agreement, other than upon the expiration of the Term of this Agreement, Employer shall pay Severance Pay to Executive in the amounts and at the times described in Section 9(d) hereof. For the purposes of this Agreement, “Constructive Termination” means (A) a material reduction by Employer in the duties and responsibilities of Executive or (B) a reduction by Employer of Executive’s “Adjusted Total Compensation” (as hereinafter defined), to (1) less than seventy-five percent (75%) of the Adjusted Total Compensation of Executive for the twelve-month period ending as of the last day of the month immediately preceding the month in which the Constructive Termination occurs; or (2) less than seventy-five percent (75%) of the Executive’s Adjusted Total Compensation for the twelve-month period ending as of the last day of the month preceding the Effective Date, whichever is greater. A Constructive Termination does not include termination for Cause as defined in Section 9(h), termination without Cause as defined in Section 9(d), or termination due to a permanent disability as defined in Section 9(c). In addition to the payment due to the Executive as outlined in the prior sentences of this Section 9(e), the Executive will be entitled to a payment of his annual performance bonus on a prorated basis for the period of the fiscal year for which the Executive performed services prior to termination with such payment to be made in a lump sum within 30 days following the date of Executive’s termination; however, notwithstanding any other provisions of this Agreement, this prorated bonus will not be included in the Cash Bonus or Stock Bonus calculation for purposes of the payment outlined elsewhere in this Section 9(e).
               (ii) Reduction of Payment Due To Earned Income. The amount of Severance Pay under this Section 9(e) shall be reduced by any income earned by Executive, whether paid to Executive immediately or deferred until a later date, during such Severance Pay period from employment of any sort, including without limitation full, part time or temporary employment or work as an independent contractor or as a consultant; provided that, if Executive was a member of the board of directors of another company at the time of Executive’s termination, the amount of Severance Pay under this Section 9(e) shall not be reduced by any income earned by Executive during the applicable Severance Pay period due to Executive’s continued service in such capacity. Notwithstanding the foregoing, Executive’s Severance Pay to be paid under this Section 9(e) shall not be less than an amount to provide Executive with a gross monthly payment of $ 8,333.34 during the 24-month Severance Pay period. Executive agrees to promptly notify Employer if Executive obtains employment of any sort during the applicable Severance Pay period and to provide Employer with a copy of any W-2 or 1099 forms or other payroll or income records and a summary of any contributions received under any deferred compensation arrangement.
               (iii) Company-Paid Health Insurance. In the event of Executive’s termination pursuant to this Section 9(e), from the termination date through the earliest of (A) the expiration of the maximum period of COBRA coverage, (B) the date on which Executive becomes eligible for coverage under another group health insurance plan with no pre-existing condition limitation or exclusion, or (C) the date on which Executive becomes entitled to benefits under Medicare, Executive (and any qualified dependents) shall be entitled to group health insurance coverage under the Employer’s group health insurance plan for employees (as such plan is then in effect and as it may be amended at any time and from time to time during the period of coverage) in which Executive was participating immediately prior to termination, at Employer’s expense, subject to any normal employee contributions, if any. The period during which Executive is being provided with health insurance under this Agreement shall be credited against Executive’s period of COBRA coverage, if any. Executive shall promptly notify Employer if, prior to the expiration of the maximum period of COBRA coverage, Executive becomes eligible for coverage under another group health plan with no pre-existing condition limitation or exclusion or Executive becomes entitled to benefits under Medicare.
               (iv) Definitions.
                    (A) For the purposes of this Agreement, “Adjusted Total Compensation” means the aggregate base salary earned by the Executive plus the dollar value of all perquisites (i.e. Employer provided car, club dues and supplemental life insurance) as estimated by Employer in respect of the Executive for the relevant twelve-month period. Adjusted Total Compensation shall exclude any Cash Bonus, Stock Bonus, or other bonus payments paid or earned by the Executive.
                    (B) For the purposes of this Section 9(e), the Executive will not be deemed to have incurred a reduction by Employer of Executive’s Adjusted Total Compensation if there is a general reduction in base salaries and/or perquisites applicable to the President, Chief Executive Officer and all Vice Presidents of Employer.
          (f) Termination Upon Change In Control.
               (i) Payment. In the event that within eighteen months after a Change in Control (as defined below) of Employer or Wintrust (A) Executive’s employment is terminated without Cause (as such term is defined in Section 9(h) hereof) prior to the expiration of the Term of this Agreement or (B) Executive suffers a Constructive Termination prior to the expiration of the Term of this Agreement, Employer (or the successor thereto) shall pay Severance Pay to Executive in the amount that is equivalent to the amount described in Section 9(d) hereof in a lump sum within 30 days following the date of Executive’s termination or Constructive Termination. In addition to the payment due to the Executive as outlined in the prior sentences of this Section 9(f), the Executive will be entitled to a payment of his annual performance bonus on a prorated basis for the period of the fiscal year for which the Executive performed services prior to termination with such payment to be made in a lump sum within 30 days following the date of Executive’s termination; however, notwithstanding any other provisions of this Agreement, this prorated bonus will not be included in the Cash Bonus or Stock Bonus calculation for purposes of the payment outlined elsewhere in this Section 9(f).
               (ii) Change In Control. For the purposes of this Agreement, a “Change in Control” of Employer means (A) the acquisition by any person of 50% or more of Employer’s then outstanding capital stock; or (B) approval by the stockholders of Employer of a merger or consolidation effecting a change in ownership of 50% or more of the voting power of the outstanding capital stock of Employer or a sale for cash of all or substantially all of the assets of Employer; in each case, the acquiring persons in such merger, consolidation or sale shall be persons other than the stockholders of Employer, Wintrust or any Affiliate immediately prior to such transaction. For the purposes of this Agreement, a “Change in Control” of Wintrust shall have the same meaning as provided in Section 12(b) of the Wintrust 1997 Stock Incentive Plan.
               (iii) Section 280G. Notwithstanding the foregoing, if the payment required to be paid under this Section 9(f), when considered either alone or with other payments paid or imputed to the Executive from Wintrust or an Affiliate that would be deemed “excess parachute payments” under Section 280G(b)(1) of the Internal Revenue Code of 1986, as amended (the “Code”), is deemed by Wintrust to be a “parachute payment” under Section 280G(b)(2) of Code, then the amount of Severance Pay required to be paid under this Section 9(f) shall be automatically reduced to an amount equal to $1.00 less than three times (3x) the “base amount” (as defined in Section 280G(3) of the Code) (the “Reduced Amount”). Provided, however, the preceding sentence shall not apply if the sum of (A) the amount of Severance Pay described in this Section 9(f) less (B) the amount of excise tax payable by the Executive under Section 4999 of the Code with respect to the amount of such Severance Pay and any other payments paid or imputed to the Executive from Wintrust or an Affiliate that would be deemed to be “excess parachute payments” under Section 280G(b)(1) of the Code, is greater than the Reduced Amount. The decision of Wintrust (based upon the recommendations of its tax counsel and accountants) as to the characterization of payments as parachute payments, the value of parachute payments, the amount of excess parachute payments, and the payment of the Reduced Amount shall be final.
               (iv) Company-Paid Health Insurance. In the event Executive becomes entitled to payments under this Section 9(f), from the termination date through the earliest of (A) the expiration of the maximum period of COBRA coverage, (B) the date on which Executive becomes eligible for coverage under another group health insurance plan with no pre-existing condition limitation or exclusion, or (C) the date on which Executive becomes entitled to benefits under Medicare, Executive (and any qualified dependents) shall be entitled to group health insurance coverage under the Employer’s group health insurance plan for employees (as such plan is then in effect and as it may be amended at any time and from time to time during the period of coverage) in which Executive was participating immediately prior to termination, at Employer’s expense, subject to any normal employee contributions, if any. The period during which Executive is being provided with health insurance under this Agreement shall be credited against Executive’s period of COBRA coverage, if any. Executive shall promptly notify Employer if, prior to the expiration of the maximum period of COBRA coverage, Executive becomes eligible for coverage under another group health plan with no pre-existing condition limitation or exclusion or Executive becomes entitled to benefits under Medicare.
               (v) Definitions. For the purposes of this Section 9(f), the term “Constructive Termination” shall have the same meaning as such term is defined in Section 9(e) with the following modifications:
                    (A) A Constructive Termination shall be deemed to have occurred if after a Change in Control, the Executive’s Adjusted Total Compensation is reduced to less than (1) 100% of the Adjusted Total Compensation of Executive for the twelve-month period ending as of the last day of the month immediately preceding the month in which the Constructive Termination occurs or (2) 100% percent of the Executive’s Adjusted Total Compensation for the twelve-month period ending as of the last day of the month preceding the Effective Date, whichever is greater.
                    (B) A Constructive Termination shall also be deemed to have occurred if after a Change in Control, Employer (or the successor thereto) delivers written notice to Executive that it will continue to employ Executive but will reject this Agreement (other than due to the expiration of the Term of this Agreement).
                    (C) Subsection 9(e)(v)(B) shall not be applicable to a Constructive Termination following a Change in Control.
               (vi) Competition and Solicitation. Notwithstanding the first paragraph of Section 4 of this Agreement, in the event of Executive’s termination pursuant to this Section 9(f), for a period of two years after termination of Executive’s employment with Employer, Executive shall not directly or indirectly, either alone or in conjunction with any other person, firm, association, company or corporation violate any of the provisions set forth in Sections 4(b), 4(c), 4(d) of this Agreement.
          (g) Voluntary Termination. Executive may voluntarily terminate employment during the Term of this Agreement by a delivery to Employer of a written notice at least 60 days in advance of the termination date. If Executive voluntarily terminates employment prior to the expiration of the Term of this Agreement, any and all of the Employer’s obligations under this Agreement shall terminate immediately except for the Employer’s obligations contained in Section 9(a) hereof. Notwithstanding the foregoing, termination of employment shall not affect the obligations of Executive that, pursuant to the express provisions of this Agreement, continue in effect.
          (h) Termination For Cause. If Executive is terminated for Cause as determined by the written resolution of Employer’s Board of Directors or the Compensation

Committee or any successor committee of Employer’s Board of Directors, all obligations of the Employer shall terminate immediately except for Employer’s obligations described in Section 9(a) hereof. Notwithstanding the foregoing, termination of employment shall not affect the obligations of Executive that, pursuant to the express provisions of this Agreement, continue in effect. For purposes of this Agreement, termination for “Cause” means:
               (i) Executive’s failure or refusal, after written notice thereof and after reasonable opportunity to cure, to perform specific directives approved by a majority of the Employer’s or Wintrust’s Board of Directors which are consistent with the scope and nature of Executive’s duties and responsibilities as provided in Section 1 of this Agreement;
               (ii) Habitual drunkenness or illegal use of drugs which interferes with the performance of Executive’s duties and obligations under this Agreement;
               (iii) Executive’s conviction of a felony;
               (iv) Any defalcation or acts of gross or willful misconduct of Executive resulting in or potentially resulting in economic loss to Employer or Wintrust or substantial damage to Employer’s or Wintrust’s reputation;
               (v) Any breach of Executive’s covenants contained in Sections 4 through 6 hereof;
               (vi) A written order requiring termination of Executive from Executive’s position with Employer by any regulatory agency or body; or
               (vii) Executive’s engagement, during the performance of Executive’s duties hereunder, in acts or omissions constituting fraud, intentional breach of fiduciary obligation, intentional wrongdoing or malfeasance, or intentional and material violation of applicable banking laws, rules, or regulations.
          (i) Executive’s right to receive Severance Pay per Sections 9(c) through 9(f) hereof is contingent upon (i) Executive having executed and delivered to Employer a release in such form as provided by Employer and (ii) Executive not violating any of Executive’s on-going obligations under this Agreement.
          (j) The payment of Severance Pay to Executive pursuant to Sections 9(c) through 9(f) hereof shall be liquidated damages for and in full satisfaction of any and all claims Executive may have relating to or arising out of Executive’s employment and termination of employment by Employer, any and all claims Executive may have relating to or arising out of this Agreement and the termination thereof and any and all claims Executive may have arising under any statute, ordinance or regulation or under common law. Executive expressly acknowledges and agrees that, except for whatever claim Executive may have to Severance Pay, Executive shall not have any claim for damages or other relief of any sort relating to or arising out of Executive’s employment or termination of employment by Employer or relating to or arising out of this Agreement and the termination thereof.

          (k) Upon termination of employment with Employer for any reason, Executive shall promptly deliver to Employer all writings, records, data, memoranda, contracts, orders, sales literature, price lists, client lists, data processing materials, and other documents, whether or not obtained from Employer, Wintrust or any Affiliate, which pertain to or were used by Executive in connection with Executive’s employment by Employer or which pertain to Wintrust or any other Affiliate, including, but not limited to, Confidential Information, as well as any automobiles, computers or other equipment which were purchased or leased by Employer for Executive.
     10. Resolution of Disputes. Except as otherwise provided herein, any disputes arising under or in connection with this Agreement or in any way arising out of, relating to or associated with the Executive’s employment with Employer or the termination of such employment (“Claims”), that Executive may have against Employer, Wintrust or any Affiliate of Wintrust, or the officers, directors, employees or agents of Employer, Wintrust, or any Affiliate of Wintrust in their capacity as such or otherwise, or that Employer, Wintrust, or any Affiliate of Wintrust may have against Executive, shall be resolved by binding arbitration, to be held in Chicago, Illinois, in accordance with the rules and procedures of the National Rules for the Resolution of Employment Disputes of the American Arbitration Association (the “AAA”) and the parties hereby agree to expedite such arbitration proceedings to the extent permitted by the AAA. Judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof. The Claims covered by this Agreement include, but are not limited to: claims for wages or other compensation due; claims for breach of any contract or covenant, express or implied; tort claims; claims for discrimination, including but not limited to discrimination based on race, sex, sexual orientation, religion, national origin, age, marital status, handicap, disability or medical condition or harassment on any of the foregoing bases; claims for benefits, except as excluded in the following paragraph; and claims for violation of any federal, state or other governmental constitution, statute, ordinance, regulation, or public policy. The Claims covered by this Agreement do not include claims for workers’ compensation benefits or compensation; claims for unemployment compensation benefits; claims based upon an employee pension or benefit plan, the terms of which contain an arbitration or other non-judicial resolution procedure, in which case the provisions of such plan shall apply; and claims made by either Employer or the Executive for injunctive and/or other equitable relief regarding the covenants set forth in Sections 3, 4, 5 and 6 of this Agreement. Each party shall initially bear their own costs of the arbitration or litigation, except that, if Employer is found to have violated any material terms of this Agreement, Employer shall reimburse Executive for the entire amount of reasonable attorneys’ fees incurred by Executive as a result of the dispute hereunder in addition to the payment of any damages awarded to Executive.
     11. General Provisions.
          (a) All provisions of this Agreement are intended to be interpreted and construed in a manner to make such provisions valid, legal, and enforceable. To the extent that any Section of this Agreement or any word, phrase, clause, or sentence hereof shall be deemed by any court to be illegal or unenforceable, such word, clause, phrase, sentence, or Section shall be deemed modified, restricted, or omitted to the extent necessary to make this Agreement enforceable. Without limiting the generality of the foregoing, if the scope of any covenant in this Agreement is too broad to permit enforcement to its full extent, such covenant shall be enforced to the maximum extent provided by law; and Executive agrees that such scope may be judicially modified accordingly.
          (b) This Agreement may be assigned by Employer. This Agreement and the covenants set forth herein shall inure to the benefit of and shall be binding upon the successors and assigns of Employer and Wintrust.
          (c) This Agreement may not be assigned by Executive, but shall be binding upon Executive’s executors, administrators, heirs, and legal representatives.
          (d) No waiver by either party of any breach by the other party of any of the obligations, covenants, or representations under this Agreement shall constitute a waiver of any prior or subsequent breach.
          (e) Where in this Agreement the masculine gender is used, it shall include the feminine if the sense so requires.
          (f) Employer may withhold from any payment that it is required to make under this Agreement amounts sufficient to satisfy applicable withholding requirements under any federal, state, or local law.
          (g) This instrument constitutes the entire agreement of the parties with respect to its subject matter. This Agreement may not be changed or amended orally but only by an agreement in writing, signed by the party against whom enforcement of any waiver, change, modification, extension, or discharge is sought. Any other understandings and agreements, oral or written, respecting the subject matter hereof are hereby superseded and canceled.
          (h) The provisions of Sections 4, 5, 6, 7, 9(i), 9(j), 10, 11, and 12 of this Agreement shall survive the termination of Executive’s employment with Employer and the expiration or termination of this Agreement.
     12. Governing Law. The parties agree that this Agreement shall be construed and governed by the laws of the State of Illinois, excepting its conflict of laws principles. Further, the parties acknowledge and specifically agree to the jurisdiction of the courts of the State of Illinois in the event of any dispute regarding Sections 3, 4, 5, or 6 of this Agreement.
     13. Notice of Termination. Subject to the provisions of Section 8, in the event that Employer desires to terminate the employment of the Executive during the Term of this Agreement, Employer shall deliver to Executive a written notice of termination, stating whether the termination constitutes a termination in accordance with Section 9(c), 9(d), 9(e), 9(f), or 9(h). In the event that Executive determines in good faith that Executive has experienced a Constructive Termination, Executive shall deliver to Employer a written notice stating the circumstances that constitute such Constructive Termination. In the event that the Executive desires to effect a voluntary termination of Executive’s employment in accordance with Section 9(g), Executive shall deliver a written notice of such voluntary termination to Employer.

     IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date written opposite their signatures.

WINTRUST FINANCIAL CORPORATION

By:

	Edward J. Wehmer	Thomas P. Zidar
Its:	President and Chief Executive Officer

Dated:		Dated:

EXHIBIT A
Advantage National Bank
Barrington Bank & Trust Company, N.A.
Beverly Bank & Trust Company, N.A.
Crystal Lake Bank & Trust Company, N.A.
First Insurance Funding Corporation
Focused Investments LLC
Hinsdale Bank & Trust Company
Lake Forest Bank & Trust Company
Libertyville Bank & Trust Company
North Shore Community Bank & Trust Company
Northbrook Bank & Trust Company
Old Plank Trail Community Bank, N.A.
State Bank of the Lakes
Town Bank (Wisconsin)
Tricom, Inc. of Milwaukee
Village Bank & Trust-Arlington Heights
Wayne Hummer Asset Management Company
Wayne Hummer Investments, LLC
Wayne Hummer Trust Company, N.A.
Wheaton Bank & Trust Company
Wintrust Information Technology Services Company